ADMINISTRATION AGREEMENT

     This Administration Agreement is made this 10th day of November, 2000, and as amended August 22, 2003, by and between MARKETOCRACY FUNDS, a Delaware business trust (the "Trust"), and MARKETOCRACY CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Administrator").

                                   WITNESSETH:

     WHEREAS, the Trust is engaged in business as a non-diversified open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

     WHEREAS, the Trust desires to retain the Administrator to render supervisory and corporate administrative services to the Funds listed on Exhibit A (collectively, the "Funds") in the manner and on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

     1. Employment of the Administrator. The Trust hereby employs the Administrator to administer the affairs of the Funds subject to the direction of the Board of Trustees and the officers of the Trust, for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds.

     2. Obligations of the Administrator. The Administrator, at its expense, shall supply the Board of Trustees and officers of the Trust with all statistical information and reports reasonably required by it and reasonably available to the Administrator and furnish the Funds with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Funds. The Administrator shall oversee the maintenance of all books and records with respect to the Funds' securities transactions and the Funds' books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the Act, the Administrator hereby agrees that any records which it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to a Fund any of such records upon such Fund's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the Act for the periods prescribed by Rule 31a-2 under the Act.

     3. Expenses of the Funds. The Administrator assumes and shall pay for maintaining its staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement. In addition, the Administrator assumes and shall pay all other expenses of the Funds, including, without limitation: insurance, taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates and prospectuses (except to the extent paid by the investment adviser pursuant to the Investment Advisory and Management Agreement by and between the parties hereto dated as of November 10, 2000, the insurance required by Section 17(g) of the Act, charges of a custodian for safekeeping of the Funds' securities, Securities and Exchange Commission fees, expense of registering the shares of the Funds under Federal and state securities laws, fees and expenses of trustees who are not interested persons of the Funds, accounting and pricing costs (including the daily calculation of net asset value), interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Funds, excluding, however, expenses of holding or carrying a Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, fees or other charges incurred in connection with a Fund's leverage and related borrowings.

     4. Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Funds shall each pay to the Administrator at the end of each calendar month a fee at the annual rate of .45% of such Fund's average daily net assets up to $200 million, .40% of such assets from $200 million to $500 million, .35% of such assets from $500 million to $1 billion and .30% of such assets in excess of $1 billion, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Funds' Prospectus and Statement of Additional Information.

     5. Activities of the Administrator. The services of the Administrator to the Funds hereunder are not to be deemed exclusive and the Administrator shall be free to render similar services to others. Subject to, and in accordance with the Declaration of Trust and By-Laws, and any amendments thereto, of the Funds and Section 10(a) of the Act, it is understood that trustees, officers, agents and beneficial holders of the Funds are or may be "interested persons" (as defined in the Act) of the Administrator or its affiliates, and that directors, officers, agents or shareholders of the Administrator or its affiliates are or may be "interested persons" of the Funds as beneficial holders or otherwise.

     6. Liabilities of the Administrator. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Funds or to any beneficial holder of the Funds for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, including without limitation for purposes determining such losses, brokerage expenses and expenses of holding or carrying a Fund's securities, including without limitation expenses of dividends on stock borrowed to cover a short sale or interest, fees or other charges incurred in connection with a Fund's leverage and related borrowings.

     7. Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until November 9, 2002, and is renewable thereafter for successive one year periods if such continuance is approved at least annually by (i) the Funds' Board of Trustees, or by a vote of the holders of a majority of the outstanding voting securities of the Funds, and (ii) a majority of the Trustees who are not parties to the Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.

     8. Termination. This Agreement (i) may be terminated at any time without the payment of any penalty either by vote of the Board of Trustees of the Funds, or by vote of a majority of the outstanding voting securities of the Funds, on 60 days written notice to the Administrator and (ii) may be terminated at any time by the Administrator on 60 days written notice to the Funds.

     9. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Trustees of the Funds, or by a vote of the holders of a majority of the outstanding voting securities of the Funds, and (ii) a majority of those trustees of the Funds who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     10. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Administrator:

Marketocracy Capital Management LLC
881 Fremont Street, Suite B2
Los Altos, CA 94024

If to the Funds:

Marketocracy Funds
881 Fremont Street, Suite B2
Los Altos, CA 94024

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11.

     11. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

     12. Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction and interpretation of this Agreement or any provisions thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above,

MARKETOCRACY FUNDS


By: /s/ Arthur Roth
    ---------------
    Arthur Roth, Chairman

MARKETOCRACY CAPITAL MANAGEMENT LLC.

By: /s/ Kendrick Kam
    ----------------
    Kendrick Kam, President

                                    EXHIBIT A
                                       TO
                       Marketocracy Capital Management LLC
                            Administration Agreement

Marketocracy Capital Management, LLC shall provide administration services to following fund series in accordance with the preceding agreement:

                            The Technology Plus Fund
                               Masters 100sm Fund


This exhibit was updated on:  August 22, 2003